EXHIBIT 5.1

OPINION OF SQUIRE, SANDERS & DEMPSEY L.L.P.

September 26, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: CAPITAL TITLE GROUP, INC.—REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to Capital Title Group, Inc., a Delaware corporation (the “Company”), in connection with the registration for sale under the Securities Act of 1933, as amended (the “Act”), of 6,027,500 shares (the “Company Shares”) of its common stock, $.001 par value per share (“Common Stock”) to be issued by the Company, and 1,850,000 shares of Common Stock to be sold by certain selling stockholders (the “Selling Stockholders Shares”) (of which 300,000 shares are issuable upon the exercise of an outstanding warrant (the “Warrant Shares”)) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), and certain matters relating thereto.

In that connection, we have examined such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, examination of the Registration Statement, the warrant relating to the Warrant Shares and the Certificate of Incorporation and Bylaws of the Company, including all amendments thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Company Shares when sold, will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares, to the extent such shares are currently outstanding, are duly authorized, validly issued, fully paid and nonassessable, and, when the Warrant Shares are issued (before resale pursuant to the Registration Statement) upon exercise of a currently outstanding warrant to purchase Common Stock (and the exercise price of such warrant is received therefor), such Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

 Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.